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                                                                    EXHIBIT 5.A.


                          [LETTERHEAD]


                                                 April 1, 1999


Boston Acoustics, Inc.
300 Jubilee Drive
Peabody, MA  01960

           Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

           In connection with the registration of 150,000 shares of common stock, par value $.01 per share (the "Common Shares") of Boston Acoustics (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling stockholder, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Common Shares being registered, when issued and paid for, will be legally issued, fully paid, and non-assessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          PEABODY & ARNOLD LLP

                                          /s/ Peabody & Arnold LLP